Exhibit 99.1

BG Medicine Reports Second Quarter 2014 Financial Results

Net Loss Reduced by 55% and Operating Cash Burn Cut by 43% From Second Quarter 2013

WALTHAM, Mass., August 14, 2014 (GLOBE NEWSWIRE) — BG Medicine, Inc. (Nasdaq:BGMD), the developer of the BGM Galectin-3® Test, today reported financial results for the second quarter 2014.

Second Quarter Results

The Company reported net loss for the second quarter of $2.2 million, a 55% improvement from the $4.8 million net loss reported in the prior year quarter, on total revenues of $799,000 versus total revenues of $1.0 million in the second quarter of 2013.

The decrease in total revenues reflected a $173,000 decrease in product revenues and a $34,000 decrease in service revenues from the prior year quarter. The decrease in product revenues resulted from a $141,000 decline in orders from our largest clinical laboratory customer and a $90,000 decline in purchases relating to independent research studies that were partially offset by increased revenues of $58,000 from product sales to other clinical laboratory customers. The reduction in service revenues resulted from the planned completion of the High Risk Plaque initiative in 2013 and our decision to close our research facilities in 2013 as part of our initiative to streamline the operations of the Company.

Operating expenses for the second quarter declined by 52% or $2.7 million from the prior year quarter. This reduction in operating expenses resulted from a decrease in research and development-related expense of $544,000 due to reduced professional fees associated with discontinued service initiatives, including the High Risk Plaque initiative, and completion of the CardioSCORE medical adjudication process, $1.0 million reduction in sales and marketing expense related to reductions in personnel, travel expenses and other marketing expenses, and a decrease of $1.1 million in general and administrative expense due to reductions in personnel, travel expenses and professional fees.

Net loss per share was $0.06 in the second quarter as compared to $0.18 in the second quarter of 2013. Operating cash burn decreased by $2.0 million, a 43% decrease, to $2.6 million in the second quarter compared to an operating cash burn of $4.6 million in the second quarter of 2013.

For the six months ended June 30, 2014, net loss per share was $0.14 compared to $0.39 for the same period of 2013, on total revenues of $1.5 million in the first half of 2014 versus total revenues of $1.9 million in the first half of 2013. Operating cash burn decreased by $3.8 million, a 43% decrease, to $5.0 million in the first six months of 2014 compared to $8.8 million in the same period in 2013. At June 30, 2014, the Company’s cash totaled approximately $9.5 million.

Outlook for 2014

“We continue to rigorously manage our finances and remain focused on delivering on what we believe are the critical catalysts for our growth,” said Paul R. Sohmer, M.D., President and Chief Executive Officer of BG Medicine. “We are in the process of shifting our focus to begin setting the stage for the anticipated U.S. market introduction of galectin-3 automated testing by our partners, Abbott and bioMerieux. To this end, we are focusing on conducting a series of clinical research studies that seek to affirm the potential clinical utility and impact of galectin-3 testing in heart failure and related disorders, we continue to support and promote the publication of the results of clinical research studies and, in collaboration with our partners, are evaluating how best to deploy our marketing and sales resources to help drive future sales. Notwithstanding the modest revenue growth that we are achieving from the sales of our products to the majority of our clinical laboratory customers, we no longer expect our full year 2014 revenues to exceed our 2013 revenues, in light of the decrease in year-to-date revenues from our largest clinical laboratory customer and the lack of predictability of sales relating to independent research studies. Nevertheless, for the full year 2014, we continue to expect to decrease our operating cash burn as compared to 2013.”

Conference Call and Web Cast

The Company will host a conference call and webcast today, August 14, 2014, beginning at 8:30 am Eastern Time. The conference call may be accessed by dialing (877) 845-1016 from the U.S. and Canada, or (708) 290-1155 from international locations. The conference call will also be available via the Internet at www.bg-medicine.com. Listeners are encouraged to login at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.

About BG Medicine

BG Medicine, Inc. (Nasdaq:BGMD), the developer of the BGM Galectin-3® Test, is focused on the development and delivery of diagnostic solutions to aid in the clinical management of heart failure and related disorders. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com.

The BG Medicine Inc. logo is available for download here

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements made by Dr. Sohmer in the section captioned “Business Update”. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, our cash position; our ability to continue as a going concern; our history of operating losses; our ability to provide sufficient evidence of clinical utility for our galectin-3 test and to differentiate it from competing cardiovascular diagnostics tests; our ability to successfully market, commercialize and achieve widespread market penetration for our cardiovascular diagnostic tests; our ability to obtain regulatory clearance from the FDA for additional indications of our galectin-3 test and our CardioSCORE test; the ability of our automated partners to develop and obtain regulatory clearance of galectin-3 tests that can be performed on their automated platforms and to commercialize any such tests; our ability to generate sufficient product revenue to sustain our commercial diagnostics business; our estimates of future performance, including the expected timing of the launch of our products; our expectations regarding the impact on our galectin-3 test sales as a result of focusing our sales efforts on the hospital readmissions problem and associated penalties facing our clients; our ability to conduct the clinical studies required for regulatory clearance or approval and to demonstrate the clinical benefits and cost-effectiveness to support commercial acceptance of our products; the timing, costs and other limitations involved in obtaining regulatory clearance or approval for any of our products; the potential benefits of our products over current medical practices or other diagnostics; our ability to successfully develop, receive regulatory clearance or approval, commercialize and achieve market acceptance for any of our products; willingness of third-party payors to reimburse for the cost of our tests at prices that allow us to generate sufficient profit margins; our reliance on third parties to develop and distribute our products, including our ability to enter into collaboration agreements with respect to our products and the performance of our collaborative partners under such agreements; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; the expected timing, progress or success of our research and development and commercialization efforts; our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our needs for additional financing; our ability to recruit, hire and retain qualified personnel; the limited public float and trading volume for our common stock and volatility in our stock price; our ability to maintain compliance with the continued listing requirements of The NASDAQ Capital Market; our ability to service the principal and interest amounts payable under our secured term loan facility; and other factors discussed in the Company’s most recent Annual Report on Form 10-K as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission or otherwise made public. All information in this press release is as of the date of the release, and BG Medicine undertakes no duty to update this information unless required by law.

BG Medicine, Inc. and Subsidiary

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in thousands, except share and per share data)
Revenues:
Product revenues	$799	$972	$1,538	$1,792
Service revenues	—	34	—	102

Total revenues	799	1,006	1,538	1,894

Costs and operating expenses:
Product costs	281	353	529	633
Service costs	—	34	—	102
Research and development	573	1,117	1,133	2,493
Selling and marketing	733	1,782	1,421	3,926
General and administrative	1,183	2,269	2,373	4,090

Total costs and operating expenses	2,770	5,555	5,456	11,244

Loss from operations	(1,971)	(4,549)	(3,918)	(9,350)
Non-cash consideration associated with stock purchase agreement	—	—	—	(329)
Interest income	—	6	2	10
Interest expense	(199)	(295)	(432)	(584)
Other income	1	1	—	4

Net loss	$(2,169)	$(4,837)	$(4,348)	$(10,249)

Net loss per share – basic and diluted	$(0.06)	$(0.18)	$(0.14)	$(0.39)

Weighted-average common shares outstanding used in computing per share amounts – basic and diluted	33,915,465	27,649,879	30,942,514	26,490,682

BG Medicine, Inc. and Subsidiary

Unaudited Condensed Consolidated Balance Sheets

	June 30, 2014	December 31, 2013
	(in thousands)
Assets
Current assets
Cash	$9,538	$7,751
Accounts receivable	353	319
Inventory	554	459
Prepaid expenses and other current assets	352	306

Total current assets	10,797	8,835

Property and equipment, net	154	192
Intangible assets, net	163	192
Deposits and other assets	126	134

Total assets	$11,240	$9,353

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Term loan, current portion	4,406	4,353
Accounts payable	1,012	965
Accrued expenses	924	1,993
Other current liabilities	69	39

Total current liabilities	6,411	7,350

Term loan, net of current portion	745	2,961
Other liabilities	102	111

Total liabilities	7,258	10,422
Stockholders’ equity (deficit)	3,982	(1,069)

Total liabilities and stockholders’ equity (deficit)	$11,240	$9,353

BG Medicine, Inc. and Subsidiary

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2014	2013
	(in thousands)

Net cash flows from operating activities	$(4,992)	$(8,808)

Net cash flows from investing activities	—	80

Net cash flows from financing activities (1)	6,779	12,145

Net increase in cash	1,787	3,417

Cash, beginning of year	7,751	12,786

Cash, end of year	$9,538	$16,203

(1)	For the six months ended June 30, 2014, cash flows provided by financing activities include proceeds from the $10.0 million public offering. For the six months ended June 30, 2013, cash flows provided by financing activities include proceeds from the $13.8 million public offering.

Contact:

Stephen Hall, EVP & Chief Financial Officer

(781) 890-1199